EXHIBIT 21

                       LIST OF SUBSIDIARIES OF REGISTRANT

             ASSURE OIL & GAS CORP. - an Ontario, Canada Corporation

               WESTERRA 2000 INC. - an Alberta, Canada Corporation

   WESTERRA 2000, INC. is a wholly owned subsidiary of Assure Oil & Gas Corp.


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